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                                                                   EXHIBIT 10.7



                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT is made on October 27, 1999 (the "Effective Date"), being the date upon which all of the stock of Stratton-Cheeseman Management Co., Inc. is acquired by Mutual Insurance Corporation ("MICOA"), by and between MICOA MANAGEMENT COMPANY, INC., a Michigan corporation (the "Employer") and WILLIAM B. CHEESEMAN, a Michigan resident (the "Employee"). Employer and Employee are sometimes referred to individually as a "Party" and collectively as the "Parties."

                                    RECITALS

         A. Employer is a wholly owned and controlled subsidiary of Mutual Insurance Corporation of America, a Michigan mutual insurance corporation ("MICOA"). MICOA directly, or through subsidiary or affiliated corporations, markets insurance and other services and products in several states. For purposes of this Agreement, MICOA and its subsidiary and affiliated corporations, whether presently existing or acquired in the future, are sometimes collectively referred below to as the "MICOA System".

         B. Employer desires to employ Employee as the President and Chief Executive Officer of MICOA. As a result of his past association with the MICOA System and employment pursuant to this Agreement, Employee has acquired and will continue to acquire Confidential Information (defined below) of the MICOA System and/or Employer.

         C. As a condition of employment, Employer requires Employee to enter into this Agreement, and Employee desires to do so to induce Employer to employ him.

         IN CONSIDERATION of the Recitals, mutual covenants and promises stated below and other valuable consideration, the receipt, adequacy and sufficiency of which is acknowledged, Employer and Employee agree as follows:

         1. EMPLOYMENT. Beginning on the Effective Date of this Agreement and for a period of ten (10) years thereafter, Employer shall employ Employee and Employee shall accept such employment, in accordance with all terms and conditions of this Agreement. Compensation Arrangements shall be determined annually as provided in Paragraph 4, below.

         2. DUTIES AND RESPONSIBILITIES. Employee shall be elected by the MICOA Board to serve as the President and Chief Executive Officer of the MICOA on a full-time basis. Employee shall fully, faithfully and to the best of his talents, experience and abilities, perform any and all duties, responsibilities and other services necessary or appropriate to perform the functions of such position, subject to the policy making direction of the Board of Directors of MICOA.

         3. NO OUTSIDE EMPLOYMENT. During the Employment Term, Employee shall devote his full time and efforts to this employment and shall not engage in other employment.

         4. COMPENSATION AND POTENTIAL STOCK OR INCENTIVE PLANS. Employer shall pay and provide Employee, and Employee shall accept in full consideration for the fulfillment of all terms and conditions of this Agreement, the base salary, incentive plan, discretionary bonus (if any) and fringe benefits (collectively "Compensation Arrangement") identified initially in Exhibit A (attached and incorporated by this reference), less all applicable federal, state and local taxes and Employee's share, if any, of the cost of fringe benefits. A Compensation Arrangement shall remain in effect for one year beginning on the effective date of this Agreement and shall automatically expire each following year, or beginning and ending on such other annual periodic basis




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as Employer and Employee agree in writing. Employer and Employee shall conduct their annual compensation review beginning no later than sixty (60) days prior to expiration of each annual Compensation Arrangement. Following expiration of the Compensation Arrangement identified in Exhibit A, Compensation Arrangements shall take effect only if mutually agreed upon in writing by Employer and Employee, or as a result of arbitration as described in Paragraph 11, below. Pending the resolution of arbitration, the Compensation Arrangement for the preceding period shall be deemed tentatively effective for the period under review. Base salary shall be payable in periodic installments in accordance with Employer's normal payroll practices. Employer will grant Employee the highest tier of allowable rights for which he may become eligible under any stock or incentive plans instituted for the MICOA System during the Employment Term. All such rights shall not be retroactive but shall be effective in strict accordance with such plans.

         5. TERMINATION. Notwithstanding anything in this Agreement to the contrary, this Agreement shall terminate as follows:

                  (A)      Upon the death of Employee.

                  (B) In the event that Employee is unable to perform his duties and responsibilities to the full extent required by Employer and/or the MICOA System by reason of total disability.

                  (C) Employer may immediately terminate this Agreement at any time, without prior notice or opportunity to cure, for cause. "Cause" for purposes of such termination by Employer is defined as:

                           (I) Employee's systematic refusal to discharge the duties and responsibilities of the President and Chief Executive Officer of MICOA, or of a comparable or derivative office held by Employee, in conformance with policy making directions of the MICOA Board or its successor; or

                           (II) Conviction or plea of guilty or nolo contendere to any felony.

                  (D) Employer may terminate this Agreement at its discretion without Cause upon thirty (30) days advanced written notice, provided that payments due as specified under Paragraph 1.3.6 of the Stock Purchase Agreement between MICOA, William B. Cheeseman and William J. Gaugier dated August 31, 1999 are made in addition to amounts otherwise due under this Agreement.

                  (E) Upon the mutual written agreement of Employer and Employee.

                  (F) Upon Employee's voluntary cessation of employment without Cause as defined in Paragraph 8 of this Agreement.

         Upon termination of this Agreement under any circumstances, Employer shall have no liability or obligation under this Agreement to Employee or his personal representative, estate, heirs, beneficiaries, or any other person claiming by, under or through him, except for unpaid compensation accrued to the date of termination, any vested rights Employee has under employee benefit plans, the pro rata amount of any award determined to be allowed him under any incentive plan through date of termination, and payment due under paragraph 7, below.

         6. CONFIDENTIALITY AND OWNERSHIP OF CONFIDENTIAL INFORMATION. Employee agrees that:

                  (A) During the term of this Agreement and at all times following the termination of this Agreement, regardless of the grounds of termination, Employee shall not use or disclose, or knowingly cause or with prior knowledge



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         authorize any Affiliate or Employee to use or disclose, any
         Confidential Information or nonpublic Intellectual Property, except as necessary in connection with the performance of Employee's duties and responsibilities under this Agreement (such as pursuant to Confidentiality Agreements signed in behalf of Employer or the MICOA System from time to time); but then, only for the sole benefit of the MICOA System and/or Employer, and only after Employee takes reasonable and appropriate measures, satisfactory to the MICOA System and/or Employer, to protect the confidential and proprietary nature of the Confidential Information or Intellectual Property. All Confidential Information or Intellectual Property is and will be the sole and exclusive property of the MICOA System and/or Employer and upon the request of the MICOA System and/or Employer or upon the termination of this Agreement, Employee shall immediately return or cause to be returned to the MICOA System and/or Employer all Confidential Information or Intellectual Property, including all copies.

                  (B) Employee agrees that all Intellectual Property is and at all times following the termination of this Agreement, regardless of the grounds of termination, will be the sole and exclusive property of the MICOA System and/or Employer, and Employee will have no right, title, interest or claim in any Intellectual Property. All Intellectual Property will be considered a work made for hire and to the extent it may not be, Employee will automatically assign to the MICOA System and/or Employer at the time of creation or development by Employee, without any requirement of any further consideration, all right, title, interest or claim in such Intellectual Property. Employee will take such further actions, including the execution and delivery of instruments of conveyance, as may be requested by the MICOA System and/or Employer to give full and proper effect of such assignment.

         7. COVENANT NOT TO COMPETE. During the term of this Agreement, and for a period of two (2) years following the termination of this Agreement (regardless of the grounds of termination other than death) within the Restricted Area as defined below, Employee shall not, directly or indirectly:

                  (A) Compete with the MICOA System and/or Employer in any respect.

                  (B) Engage in any business or enterprise offering any products or services identical to, similar to, or competitive with any products or services which have been, are or may hereafter be offered by the MICOA System and/or Employer.

                  (C) Contact, solicit or attempt to contact or solicit in order to compete with MICOA any past, present or future customer, employee, or supplier of the MICOA System and/or Employer, or otherwise interfere or attempt to interfere with any past, present or future relationship or arrangement, whether contractual or otherwise, between the MICOA System and/or Employer and any agent, contractor, customer, employee or supplier of the MICOA System and/or Employer.

                  (D) Maintain directly or indirectly, any financial interest whether through equity, debt or otherwise, other than the ownership of publicly traded stock aggregating less than 1% ownership of the issuer, or any compensation arrangement other than the receipt of dividends or distributions from a publicly traded stock, with any Person which competes with the MICOA System and/or Employer in any respect; provided that Employee may remain an owner of stock in the entity currently or formerly known as Stratton, Cheeseman and Walsh, Inc., but only to the extent and under those conditions permitted by a certain Stock Purchase Agreement executed between MICOA, William B. Cheeseman, and William J. Gaugier dated August 31, 1999.

                  (E) In further consideration for the additional two (2) years of



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         noncompetition following his employment, MICOA shall pay Employee at termination two times the amount of the annual base salary and discretionary bonus compensation paid to him for the year immediately preceding the year in which termination is effective. If termination is effective during the first year of employment, the base salary component for that year will be used as will any discretionary amount awarded for that period.

         8. DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

         (A)      "Affiliate" of a Person means:

                  (I) Any agent, consultant, director, employee, manager, officer, or stakeholder of such Person, when acting with the authority or permission of such Person.

                  (II) Any other legal entity in which such Person has an operational or other interest, when acting with the authority or permission of such Person.

                  (III) Any other person or entity acting by, for or through such Person.

         (B) "Confidential Information" means any and all information, knowledge or data relating in any way to the past, present or future business affairs, condition, customers, efforts, employees, operations, plans, practices, products, processes, properties, sales, services, suppliers or work of or relating in any way to, the MICOA System, Employer or any Affiliate of the MICOA System or Employer, in whatever form, which is not public knowledge or is not disclosable without MICOA's consent.

         (C)      "Cause" for purposes of termination by Employee means:
                  Employer's systematic refusal to allow Employee to discharge his duties and responsibilities as President and Chief Executive Officer of MICOA or of a comparable or derivative office held by Employee in conformance with policy making directions of the MICOA Board or its successor; or extenuating personal reasons which in the opinion of at least 75% of the MICOA Board constitute acceptable grounds for Employee's departure or service other than on a full time basis; or as described in Paragraph 19, below.

         (D) "Intellectual Property" means any and all, copyrights, discoveries, formulae, patents, software, technologies, trade secrets, works of authorship or invention or any other intellectual property of or relating in any way to the present or future business prospects or activities of the MICOA System and/or Employer or otherwise developed or arising in any manner from the association between Employee and the MICOA System and/or Employer.

         (E) "Person" means an individual, partnership, limited liability company, association, corporation or any other legal entity and includes, but is not limited to Employee, Employer or the MICOA System.

         (F) "Restricted Area" means (i) all of Michigan and (ii) any area (whether in the United States or abroad) within a 200 mile radius of any office maintained by MICOA or the MICOA System and/or Employer during the Employment Term or as of the date on which this Agreement terminates.

         9. ENFORCEABILITY. Employee expressly agrees and acknowledges that a loss arising from a breach of any provision under Paragraphs 6, 7, and 8 may not be reasonably and equitably compensated by money damages. Employee agrees that in a



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case of any such breach, Employer and/or the MICOA System shall be entitled to injunctive and/or other extraordinary relief in order to prevent Employee from engaging in any of the foregoing prohibited activities, which relief shall be cumulative and in addition to any and all other additional remedies to which Employer may be entitled to at law or equity. In the event that any court of competent jurisdiction shall determine that any part or all of the provisions of Paragraphs 6, 7, and 8 are unenforceable or invalid due to the scope of the activities restrained, the geographical extent of the restraints imposed, the duration of the restraints imposed, or otherwise, Employer and Employee expressly intend, agree and stipulate that under such circumstances, the provisions of Paragraphs 6, 7, and 8 shall be enforceable to the fullest extent and scope permitted by law and that they shall be bound by any judicial modifications made to carry out the intentions of the parties.

         10. GOVERNING LAW AND ARBITRATION. All matters relating to the interpretation or application this Agreement or Employee's employment shall be governed by and construed in accordance with the laws of the State of Michigan, without resort to choice of law rules. Employer and Employee shall submit and resolve any dispute, claim or grievance arising from or relating to the interpretation or application of this Agreement or Employee's employment including, but not limited to, determination of Cause for termination of employment, total disability, fairness of annual base salary, or voluntariness of employment cessation without good cause by Employee, to binding arbitration in accordance with the rules of the American Arbitration Association as modified by this Agreement; provided that Employer may assert any claims for violation of Paragraphs 6, 7, 8 and 9 of this Agreement in a civil action brought in a court of competent jurisdiction. Three arbitrators shall be chosen: one by Employer, one by Employee, and a third by the first two arbitrators. The initial two arbitrators shall be named within thirty (30) days of the initiation of proceedings, and they shall choose the third arbitrator, who must be a neutral attorney licensed in Michigan, within thirty (30) days following the selection of the arbitrators named by Employer and Employee. The third arbitrator shall function as a hearing officer. Failure to choose any arbitrator timely shall result in appointment by the American Arbitration Association. Employer or Employee may be represented by legal counsel. Stenographic or other mutually acceptable record of such proceedings shall be kept. Proceedings shall rely upon the Michigan Rules of Court and Michigan Rules of Evidence, unless deemed unreasonable in a particular application by the hearing officer. The arbitrators shall issue their written opinion within thirty (30) days of the termination of any hearing. The decision of the arbitrators shall be binding upon Employer and Employee and may be enforced to the fullest extent permitted by law, by a court of competent jurisdiction, which may enter judgment thereon.

         11. LIMITATION OF ACTIONS. Each party shall notify the other in writing within six (6) months of the termination of this Agreement of any and all known or suspected Grievances, existing then or they shall be forever unenforceable and time barred. Each party forever covenants not to assert in any court of law or administrative agency any Grievance which is unenforceable and time barred pursuant to this Agreement.

         12. WAIVER OF BREACH. The waiver of breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. Each and every right, remedy and power hereby granted to any Party or allowed it by law shall be cumulative and not exclusive of any other, unless expressly stated otherwise in this Agreement.

         13. SEVERABILITY. If any provision of this Agreement or the application of this Agreement under any circumstances is adjudicated to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Agreement or its application.

         14. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter and supersedes all other previous or contemporaneous communications, representations, understandings,

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agreements, negotiations and discussions, either oral or written, between the
Parties. The Parties acknowledge and agree that they have executed a Stock Purchase Agreement dated August 31, 1999 effective with this Agreement, and that the terms of the Stock Purchase Agreement shall prevail to the extent necessary to effect its provisions in the event of any inconsistency with this Agreement.

         15. INTERPRETATION OF AGREEMENT. Where appropriate in this Agreement, words used in the singular shall include the plural, and words used in the masculine shall include the feminine and neuter. All headings which are used in this Agreement are for the convenience of the reader only and shall not be used to limit or construe any of the provisions hereof.

         16. SURVIVAL OF PROVISIONS. The parties' obligations under this Agreement are continuing and shall survive the termination of this Agreement, regardless of the circumstances of termination, except for Employee's obligations under Paragraphs 1, 2 and 3 of this Agreement.

         17. AMENDMENT OF AGREEMENT. This Agreement may be altered, amended or repealed only by the mutual written agreement of Employer and Employee.

         18. ASSIGNMENT AND SUCCESSORS. Employee shall not assign or delegate any rights or duties under this Agreement without obtaining Employer's prior written consent. Any such assignment or delegation, or attempt to do so, by Employee in violation of this Agreement shall be null and void. Employer may only assign its interest in this Agreement to MICOA or as otherwise agreed by the Parties in writing or to a successor when there is not a Change of Control as defined in accordance with paragraph 19, below.

         19. CHANGE OF CONTROL. If during the term of this Agreement there is a loss of direct or indirect voting or equity control of MICOA (or of any resulting organization) by MICOA's policyholders; or, a change of more than 50% of MICOA's board of directors in any contiguous period of 24 months due to other than death, disability, retirement of sitting directors, or normal expiration of director terms, a Change of Control shall have occurred. By way of clarification but not limitation, no Change of Control shall occur from:

         (A) The reorganization, consolidation, or dissolution of one or more of MICOA's current or future subsidiaries, divisions, or affiliates;

         (B) As a result of the full or partial completion of a mutual holding company reorganization not resulting in the loss of policyholder voting or equity control of MICOA;

         (C) The full or partial demutualization of MICOA absent loss of policyholder voting or equity control;

         (D) Any other process from which Employee accepts alteration of Employee's title, status, or duties in behalf of MICOA, or its subsidiaries, divisions, or affiliates then in existence, or resulting from a proposed transaction, but which does not displace policyholder voting or equity control.

         20. THIRD-PARTY BENEFICIARIES. Employee acknowledges and agrees that Paragraphs 6, 7, 8 and 9 of this Agreement are enforceable by Employer or the MICOA System and their respective successors and assigns permitted by this Agreement. Except as otherwise expressly stated in this Agreement, Employer and Employee agree that this Agreement does not, and that they have not intended to, create any rights enforceable by any third parties.

         21. NOTICES. All notices or other communications provided for or required by this Agreement shall be directed to the Party to be notified, in writing, at the Party's last known address, by registered or certified mail, return receipt requested, by hand



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delivery or by special courier, and shall be deemed to have been given when deposited in the U.S. mail with postage prepaid in full or when delivered to the Party's address (if by hand delivery or special courier).

         This Agreement is effective on the Effective Date only when it is executed and delivered by each Party.


WITNESS                         "EMPLOYER"

                                MICOA MANAGEMENT COMPANY, INC., a
                                Michigan corporation


Kenneth Laing                   By: Frank H. Freund
- -------------                      ---------------

                                Its: CFO
                                     ---



                                "EMPLOYEE"


Kathleen R. Opperwall           William B. Cheeseman
- ---------------------           --------------------


CONSENTED TO INSOFAR AS ITS
INTERESTS APPEAR

MUTUAL INSURANCE CORPORATION
OF AMERICA

By:Thomas R. Berglund, M.D.
   ------------------------

Its: Chair
    ------


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                                    EXHIBIT A


                  WILLIAM B. CHEESEMAN COMPENSATION ARRANGEMENT



                            NOVEMBER & DECEMBER, 1999

         BASE SALARY. $550,000

         DISCRETIONARY BONUS COMPENSATION.  None.

         FRINGE BENEFITS.  To be continued as in place before November, 1999.

         INCENTIVE PLAN.  None established for November & December 1999.


                                      2000

         BASE SALARY. $600,000

         DISCRETIONARY BONUS COMPENSATION.  Up to $150,000

         FRINGE BENEFITS.  To be continued per any program updates for 2000.

         INCENTIVE PLAN. Per APCapital options and grants made December 5, 2000:
         5 year vesting stock grant of 32,000 shares (@ 10, 15, 20, 25, 30%); 5 year vesting Non-Qualified Option grant of 100,000 shares (@10,15,20,25,30%; 10 year exercise).


                                      2001

         BASE SALARY. $600,000

         DISCRETIONARY BONUS COMPENSATION.  Up to $180,000 linked to net income.

         FRINGE BENEFITS.  To be continued per any program updates for 2001.

         INCENTIVE PLAN. Discretionary, potential APCapital Non-Qualified stock option grant of up to 130,000 shares linked to net income. (5 year vesting @ 10;15,20,25,30%; 10 year exercise).